Exhibit 10.18

2011 Leadership Incentive Plan

Effective April 11, 2011

Plan Objective: The objective of the Leadership Incentive Plan (“the Plan”) is to attract, retain, motivate and reward leaders of the Company for driving the Company to achieve specific corporate objectives.

Plan Summary: The Plan is a cash-based bonus program that provides payouts which are earned based on corporate achievement of pre-established objectives and personal achievement of pre-established individual performance objectives.

Plan Funding: The Plan is funded based on the achievement of certain revenue levels for the fiscal year.

Eligible Employees: All regular full time employees holding a position of Director, Senior Director, Vice President, Senior Vice President and CEO, who are not on a commission plan or other individuals who may be identified and approved by the Compensation Committee or the Chief Executive Officer, are eligible for the Plan (“the Participants”). In order to earn a bonus under the Plan, Participants must meet the following criteria:

•	Employed by Complete Genomics for a minimum of one full fiscal quarter

•	Have a successful performance review rating

•	Be employed by Complete Genomics, or one of its subsidiaries, on the day bonus amounts, if any, are paid.

Eligible Earnings: Earned bonus amounts under the Plan are calculated as a percentage of eligible earnings. Eligible earnings categories included in the calculation are: base pay, holiday pay, vacation pay, and sick pay earned in FY11 pursuant to the Company’s payroll system (“Eligible Earnings”).

Bonus Components: Participants bonus payments are based upon achievement of both Corporate and Personal objectives broken into 3 areas:

•	Corporate Objectives

•	Company Revenue

•	Cash Balance

•	Individual Performance Objectives.

The weighting between corporate objectives and individual objectives varies by level as shown in the table below. The corporate objectives for all Participants are weighted with 70% being based on Revenue and 30% being based on Cash Balance.

Level	Corporate Weighting	Individual Weighting
CEO	100%	0%
C-Suite / SVP	75%	25%
Vice President	60%	40%
Sr. Director	40%	60%
Director	20%	80%

Objectives: The following metrics were approved as the targets for the FY11 Leadership Incentive Plan.

Revenue – Weighting = 70%

Revenue Metric Payout Scale
Revenue* as % of revised AOP Revenue Target	<75%	75%	85%	92%	100%	105%	110%	>120%
Payout **	0%	30%	60%	80%	100%	115%	125%	150%

Revenue target as approved by the Compensation Committee of the Board of Directors

Cash Balance – Weighting = 30%

Year End Cash Metric Payout Scale
YE Cash (Actual* - AOP Target)	<=($	6M)	($4M	)	($2M	)	Target
Payout**		0%	50%		75%		100%

**	Straight Line interpolation between points

Cash target as approved by the Compensation Committee of the Board of Directors. Target may be modified by the Committee to adjust for major business events such as financings or acquisitions.

Committee Discretion: The Compensation Committee retains the right to adjust the Leadership Incentive Plan in its discretion.